Exhibit 99.1

Contact:     William Martin, Chief Executive Officer

(702) 966-7463

NEWS RELEASE

Western Liberty Bancorp Reports First Quarter 2012 Financial Results

Tangible Book Value was $5.53 per Share and Total Risk-Based Capital was 72.29%

Las Vegas, NV — May 15, 2012—Western Liberty Bancorp, Inc. (NASDAQ: WLBC), the holding company for Service1st Bank of Nevada (Service1st Bank) and Las Vegas Sunset Properties (LVSP), today reported its tangible book value per share was $5.53, down slightly from $5.60 in the preceding quarter. Western Liberty narrowed its first quarter loss to $1.1 million, or $0.08 per share, in the first quarter of 2012, compared to $2.4 million, or $0.17 per share, in the fourth quarter of 2011. Net loss for the year ago quarter was $409,000, or $0.03 per share. All financial results are unaudited.

“Our loan portfolio is beginning to stabilize. No new properties moved into classified status during the quarter, and we are receiving solid interest from investors in some of our foreclosed properties,” said William Martin, Chief Executive Officer. “During December, we moved $4 million of foreclosed real estate into our new holding company asset resolution subsidiary, Las Vegas Sunset Properties (LVSP). Then during the first quarter of 2012, we moved an additional $18 million in classified loans to LVSP. These transfers improved the Bank’s ratio of classified assets to Tier 1 capital plus reserves to 29% at March 31, 2012, down from 84% at year end. While on a consolidated basis our nonperforming assets are still higher than we would like, at the Bank level we are much closer to achieving asset quality levels mandated by our regulators.”

“Our capital levels at both Service1st Bank and Western Liberty Bancorp remain very strong. For Service1st Bank and Western Liberty Bancorp, we ended the quarter with a Tier 1 Risk based-capital of 35.61% and 71.28%, respectively,” Martin continued. “And, as an improving economy emerges in Las Vegas, we expect to be able to deploy capital and liquidity into loans as demand improves.”

“While we earned a profit at the bank level of $62,000, expenses at the holding company generated a loss of $1.1 million in the first quarter of 2012, reflecting ongoing elevated expenses for legal and professional fees, and a $117,000 impairment charge for other real estate owned at LVSP,” said Martin. “We will continue to monitor asset quality and maintain our reserves at the appropriate level, as well as work diligently to keep expenses down.”

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

Financial Highlights (at or for the quarter ended March 31, 2012)

•	No provision for potential loan losses needed to be recorded in the first quarter.

•	Service1st Bank has exceptionally strong capital ratios with Total Capital/Total risk-weighted assets of 36.88%.

•	Western Liberty also has exceptionally strong capital ratios with Total Capital/Total risk-weighted assets of 72.29%.

•	Tangible book value was $5.53 per share, based on 13,466,535 shares outstanding.

•	Total cash and cash equivalents held by Western Liberty is $92.9 million, of which $22.6 million is at the holding company level and $745,000 is at the holding company subsidiary LVSP.

•	Noninterest bearing deposits jumped by $9.4 million and accounted for 48% of total deposits and core deposits (excluding time certificates of $100,000 or more) are 60% of total deposits.

•	Total deposits increased $4.8 million to $126.0 million from the preceding quarter.

Nevada Economic Update

Although new reports confirm that Las Vegas continues to lag in the economic recovery, Marcus & Millichap, a national commercial real estate brokerage and advisory firm, projected the addition of 12,000 jobs locally this year and that office-using job growth will push start a recovery in the Las Vegas office market this year.

Further signs of recovery were reported by the Nevada State Department of Taxation with its April 26 report on February tax revenues. “Statewide taxable sales for February 2012 of $3.2 million represent a 10.2% increase over February 2011 and a 7.5% increase for the fiscal year. The largest increases in statewide taxable sales were realized by Food Services and Drinking Places, up 11.9%; Motor Vehicle and Parts Dealers, up 22.9%; General Merchandise Stores, up 16.9%; Merchant Wholesalers, Durable Goods, up 18.0%; and Clothing and Clothing Accessories Stores, up 11.3%.”

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

According to the April 5, 2012, report from the University of Nevada Las Vegas’ Center for Business and Economic Research, “CBER’s Southern Nevada Index of Coincident Economic Indicators showed significant gains for March 2012, rising by more than 2% from the previous month. The index is constructed with two measures of employment. One is collected from a survey of businesses and one collected from a survey of households (the latter as part of the U.S. Bureau of Labor Statistics Local Area Unemployment Statistics). Although both measures included in the index rose, the data from the household survey were the primary driver of the gain, increasing by over 3% from February 2012. CBER’s Southern Nevada Index of Leading Indicators also rose by 0.36% in March, continuing on its trend of a slow recovery. The local, regional, and national components all contributed to this growth and allow us to forecast continued economic growth until late summer. CBER’s other three indexes of current economic activity were mixed:

•	CBER’s Clark County Business Activity Index declined slightly in January, the result of the drop in taxable sales after the holiday season.

•	CBER’s Clark County Tourism Index grew by 0.6% in January. Increased activity at McCarran airport and Las Vegas hotels/casinos drove the growth.

•	CBER’s Clark County Construction Index rose in January, the result of a spike in residential and commercial building permits.”

Additional reports on the Nevada economy can be found at http://www.lasvegassun.com/news/2012/apr/03/new-reports-confirm-las-vegas-lagging-economic-rec/; http://tax.state.nv.us/press_release.htm; and http://cber.unlv.edu. Sources: http://business.unlv.edu/wp-content/uploads/2011/03/CBER-05Apr2012.pdf

Balance Sheet Review

Total assets were up slightly to $202.0 million at March 31, 2012, from $198.3 million at December 31, 2011, and fell 12% from $228.8 million a year ago.

Western Liberty increased its cash and cash equivalents by $3.5 million to $92.9 million, during the first quarter of 2012, while the investment securities portfolio declined by $196,000 to $2.3 million. At March 31, 2012, the investment portfolio was comprised of U.S. Government Agency securities, investment grade corporate debt securities and collateralized mortgage obligations. “We actively manage our investments for liquidity and interest rate risk and are readily able to provide liquidity for the funding of loans or deposit withdrawals,” said Martin.

Total loans were stable at $102.4 million at March 31, 2012, compared to $101.9 million at December 31, 2011, and $102.2 million at March 31, 2011. Commercial real estate loans accounted for 58% of the total loan portfolio and commercial and industrial loans comprised 30%. Construction and land development loans accounted for 2% and residential real estate loans were 10% of total loans at quarter end. Of the total loan portfolio, 69% is secured by real estate and 32% of the commercial real estate loan portfolio is owner occupied. Half of the loan portfolio is adjustable rate loans, with most of these loans indexed to the national prime rate with interest rate floors above the current prime rate index.

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

Western Liberty’s total deposits increased $4.8 million from the preceding quarter to $126.0 million at March 31, 2012, with 48% in noninterest bearing demand accounts. At December 31, 2011, total deposits were $121.2 million, compared to $131.8 million at March 31, 2011. “Our core deposit base continues to consist entirely of customers from our home-town, providing a stable and low cost funding source for the Bank,” said Martin. Noninterest-bearing deposits grew by $9.4 million during the first quarter, and accounted for 48 of total deposits, while certificates of deposits declined by $5.5 million. Interesting bearing deposits (NOWs, Money Market and Savings) increased marginally by $854,000.

Total shares outstanding were 13.5 million at quarter end. Shareholders’ equity was $75.1 million at the end of March compared to $76.0 million at the end of December and $93.6 at the end of March 2011. Tangible book value per share was $5.53 at quarter end compared to $5.60 in the preceding quarter and $5.78 a year ago.

Asset Quality

Nonperforming assets totaled $28.5 million, or 14.1% of total assets at March 31, 2012, compared to $28.1 million, or 14.2% of total assets at December 31, 2011, and $10.1 million, or 4.4% of total assets at March 31, 2011. Loans measured for impairment, which include nonperforming loans as well as loans that continue to perform but have some identified weakness, improved to $28.0 million, down from $29.3 million at December 31, 2011. The majority of loans measured for impairment were in the commercial real estate portfolio.

Review of Operations

Net interest income, before the provision for loan losses, was $1.6 million in the first quarter of 2012, compared to $1.8 million in the preceding quarter and $3.8 million in the first quarter of 2011. Discount accretion contributed $469,000 to first quarter interest income compared to $507,000 in the preceding quarter and $2.2 million in the year ago quarter.

Western Liberty did not need to record a provision for loan losses compared to $1.3 million for the fourth quarter of 2011, and $1.4 million in the first quarter of 2011. “We have rebuilt our allowance for loan losses during the past five quarters which now stands at $2.7 million, or 2.62% of gross loans,” said Ochal. The allowance for loan losses totaled $1.3 million, or 1.26% of total loans at March 31, 2011.

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

During the first quarter non-interest income increased to $219,000 up from $117,000 in the preceding quarter and $121,000 in the year ago quarter. This revenue is primarily attributable to $58,000 in OREO income from the operations of an OREO property in Southern Nevada.

Noninterest expense for the first quarter of 2012 remained flat at $2.9 million when compared to $2.9 million a year ago. In spite of this, noninterest expense included a $51,000 increase in salaries and employee benefits expense as well as a $9,000 increase in advertising and business development from the year ago quarter. However, legal and professional fees decreased $186,000, but continue to be elevated. In addition, there was a property impairment charge of $117,000 in the first quarter of 2012. Management will continue to monitor and control expenses.

About Western Liberty Bancorp

Western Liberty Bancorp is a Nevada bank holding company which conducts operations through Service1st Bank of Nevada, its wholly owned banking subsidiary, and its newly created wholly-owned subsidiary Las Vegas Sunset Properties. Service1st Bank operates as a traditional community bank and provides a full range of deposit, lending and other banking services to locally owned businesses, professional firms, individuals and other customers from its headquarters and two retail banking facilities located in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services. Primarily all of the bank’s business is generated in the Nevada market.

www.wlbancorp.com

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

Consolidated Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
Assets:
Cash and due from banks	$8,525	$11,227	$8,749
Money market funds	100	100	52,206
Interest-bearing deposits in banks	84,277	78,026	29,488

Cash and cash equivalents	92,902	89,353	90,443
Certificates of deposits	—	—	16,784
Securities, available for sale	300	472	1,345
Securities, held to maturity	2,007	2,031	3,737
Loans:
Construction, land development and other land	2,101	3,417	4,619
Commercial real estate	58,860	58,252	53,416
Residential real estate	10,101	4,704	3,980
Commercial and industrial	31,262	35,417	40,041
Consumer	18	30	131
Plus: net deferred loan costs	31	41	20

Total loans	102,373	101,861	102,207
Less: allowance for loan losses	(2,687)	(2,919)	(1,290)

Net loans	99,686	98,942	100,917
Premises and equipment, net	742	818	1,120
Other real estate owned, net	3,891	4,008	5,444
Goodwill, net	—	—	5,633
Other intangibles, net	647	670	744
Accrued interest receivable and other assets	1,815	1,996	2,624

Total assets	$201,990	$198,290	$228,791

Liabilities:
Demand deposits, noninterest bearing	$59,891	$50,488	$51,847
NOW and money market	38,002	37,306	39,721
Savings deposits	892	735	1,031
Time deposits $100,000 or more	4,631	26,479	33,335
Other time deposits	22,559	6,218	5,879

Total deposits	125,975	121,226	131,813
Contingent consideration	—	—	1,816
Accrued interest and other liabilities	925	1,023	1,604

Total liabilities	126,900	122,249	135,233
Shareholders’ Equity:
Common stock	1	1	1
Additional paid-in capital	117,960	117,846	117,458
Accumulated deficit	(38,778)	(37,717)	(23,898)
Treasury stock	(4,094)	(4,094)	—
Accumulated other comprehensive gain/(loss), net	1	5	(3)

Total stockholders’ equity	75,090	76,041	93,558

Total liabilities and stockholders’ equity	$201,990	$198,290	$228,791

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

Consolidated Income Statement

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Interest Income:
Interest and fees on loans	$1,643	$1,866	$3,782
Interest on securities, taxable and other	62	66	66

Total interest and dividend income	1,705	1,932	3,848
Interest Expense:
Interest expense on deposits	115	122	112

Net interest income	1,590	1,810	3,736
Provision for loan losses	0	1,287	1,364

Net interest income (loss) after provision for loan losses	1,590	523	2,372
Other Operating Income:
Service charges	70	69	78
Contingent consideration recovery	—	0	—
Other	149	48	43

Total other operating income	219	117	121
Other Operating Expense:
Salaries and employee benefits	844	861	793
Occupancy, equipment and depreciation	332	377	374
Computer service charges	78	72	77
Federal deposit insurance	134	132	152
Legal and professional fees	750	837	936
Advertising and business development	29	12	20
Insurance	72	73	71
Telephone	18	19	26
Printing and supplies	27	24	142
Director fees	56	76	49
Stock-based compensation	114	119	141
Provision for unfunded commitments	0	31	(133)
Oreo property impairment	117	111	—
Goodwill impairment	—	0	—
Other	299	252	254

Total other operating expense	2,870	2,996	2,902

Net loss	$(1,061)	$(2,356)	$(409)

Basic EPS	$(0.08)	$(0.17)	$(0.03)
Diluted EPS	$(0.08)	$(0.17)	$(0.03)
Average basic shares	13,466,535	14,278,467	15,088,023
Average diluted shares	13,466,535	14,278,467	15,088,023

Western Liberty Reports 1Q12 Financial Results

May 15, 2012

Selected Consolidated Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011
Per Share data:
Book Value	$5.58	$5.65	$6.21
Tangible Book Value	$5.53	$5.60	$5.78
Selected Balance Sheet Data:
Total Assets	$201,990	$198,290	$228,791
Cash and cash equivalents	92,902	89,353	90,443
Gross loans, including net deferred loan costs	102,373	101,861	102,207
Allowance for loan losses	2,687	2,919	1,290
Deposits	125,975	121,226	131,813
Stockholders’ equity	75,090	76,041	93,558
Asset Quality:
Nonperforming loans	$24,598	$24,054	$4,665
Other Real Estate Owned	3,891	4,008	5,444

Nonperforming assets	$28,489	$28,062	$10,109
Allowance for loan losses as a percentage of nonperforming loans	10.92%	12.14%	27.65%
Allowance for loan losses as a percentage of portfolio loans	2.62%	2.87%	1.26%
Nonperforming loans as a percentage of total portfolio loans	24.03%	23.61%	4.56%
Nonperforming assets as a percentage of total assets	14.10%	14.15%	4.42%
Net charge-offs to average portfolio loans	0.22%	5.66%	0.11%
Capital Ratios:
Tier 1 equity to average assets	37.08%	34.77%	33.00%
Tier 1 Risk-Based Capital ratio	71.28%	70.36%	70.60%
Total Risk-Based Capital ratio	72.29%	71.58%	71.70%

FORWARD LOOKING STATEMENTS

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Western Liberty or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Note Transmitted on Business Wire on May 15, 2012, at 1:00 p.m. Pacific Time.